Exhibit 3.3

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

ACCELERANT HOLDINGS

(adopted by special resolution dated December 30, 2024)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

ACCELERANT HOLDINGS

(adopted by special resolution dated December 30, 2024)

1.	The name of the Company is Accelerant Holdings.

2.

The Registered Office of the Company shall be at the offices of Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place within the Cayman Islands as the Directors may decide.

3.	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.	The liability of each Member is limited to the amount unpaid on such Member’s shares.

5.

The authorized share capital of the Company is US$348.6859, consisting of 3,486,859 shares of a nominal or par value of US$0.0001 each, of which: (i) 3,019,667 shares are designated as Common Shares of a nominal or par value of US$0.0001 each (the “Common Shares”), (ii) 216,020 shares are designated as Class A Convertible Preference Shares of a nominal or par value of US$0.0001 each (the “Class A Convertible Preference Shares”), (iii) 34,439 shares are designated as Class A-1 Convertible Preference Shares of a nominal or par value of US$0.0001 each (the “Class A 1 Convertible Preference Shares”), (iv) 150,232 shares are designated as Class B Convertible Preference Shares of a nominal or par value of US$0.0001 each (the “Class B Convertible Preference Shares”), (v) 1 share is designated as a Class B-1 Convertible Preference Share of a nominal or par value of US$0.0001 (the “Class B-1 Convertible Preference Share”), (vi) 40,774 shares are designated as Class C Convertible Preference Shares of a nominal or par value of US$0.0001 each (the “Class C Convertible Preference Shares”) and (vii) 25,726 shares are designated as Class C-1 Convertible Preference Shares of a nominal or par value of US$0.0001 each (the “Class C-1 Convertible Preference Share”).

6.

The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7.

Capitalised terms that are not defined in this Third Amended and Restated Memorandum of Association bear the respective meanings given to them in the Third Amended and Restated Articles of Association of the Company.

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

THIRD AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

ACCELERANT HOLDINGS

(adopted by special resolution dated December 30, 2024)

1	Interpretation

1.1	For purposes of these Articles, Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

“Accreted Liquidation Preference”

means:

(a) with respect to any Class A Convertible Preference Share or Class A-1 Convertible Preference Share, as of any measurement date, 8% per annum on the Original Issue Price thereof, calculated from the date such Class A Convertible Preference Share or Class A-1 Convertible Preference Share became outstanding through (and including) the measurement date, and accruing and compounding quarterly, as adjusted in accordance with these Articles;

(b) with respect to any Class B Convertible Preference Share or Class B-1 Convertible Preference Share, as of any measurement date, 16% per annum on the Original Issue Price thereof, calculated from the date such Class B Convertible Preference Share or Class B-1 Convertible Preference Share became outstanding through (and including) the measurement date, and accruing and compounding quarterly, as adjusted in accordance with these Articles; and

(c) with respect to any Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as of any measurement date, the Class C Rate on the Original Issue Price thereof, calculated from the date such Class C Convertible Preference Share or Class C-1 Convertible Preference Share became outstanding through (and including) the measurement date, and accruing daily and compounding quarterly, as adjusted in accordance with these Articles net of any amount received in respect of such Class C Convertible Preference Share or Class C-1 Convertible Preference Share as an interim distribution pursuant to Article 41.2(a).

“AEOI”	means: (a) FATCA as enacted in the United States and similar financial account information reporting and/or withholding tax regimes enacted in any other jurisdiction, (b) the OECD Standard for Automatic Exchange of Financial Account Information in Tax Matters – the Common Reporting Standard and any associated guidance; (c) any intergovernmental agreement, treaty, regulation, guidance, standard or other agreement between the Cayman Islands (or any Cayman Islands government body) and any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations, guidance or standards described in the foregoing clauses (a) and (b); and (d) any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the foregoing clauses (a) through (d).

“Affiliate”	means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and, with respect to Persons that are individuals, also means the parents, grandparents, children, grandchildren and spouse of such individual, and trusts established for the benefit of any of the foregoing; provided, however, that Subsidiary Companies shall not be treated as “Affiliates” of the Company for purposes of these Articles.

“Articles”	means these third amended and restated articles of association of the Company.

“Auditor”	means the Person for the time being performing the duties of auditor of the Company (if any).

“Available Tenor”	means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date.

“Benchmark”	means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Article 51.

“Benchmark Replacement”

means the first alternative set forth in the order below that can be determined by the Company for the applicable Benchmark Replacement Date,

(a)   the sum of: (i) Daily Simple SOFR and (ii) the related Benchmark Replacement Adjustment; or

(b)   the sum of: (i) the alternate benchmark rate that has been selected by the Company giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than zero (0.0%), the Benchmark Replacement will be deemed to be zero (0.0%) for the purposes of these Articles.

“Benchmark Replacement Adjustment”	means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Company giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date”

means the earliest to occur of the following events with respect to the then-current Benchmark:

(a)   in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)   in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness or non- compliance will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”

means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)   a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all

Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)   a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Board”	means the board of directors of the Company.

“Business Day”	means any day on which commercial banks in New York, New York and the Cayman Islands are open and conducting regular business.

“Change of Control”	of a Person means (a) the acquisition by any third Person of more than fifty percent (50%) of such Person’s stock, membership interest or similar ownership interest in a single transaction or series of related transactions; (b) the sale, license, lease or transfer of all or substantially all of such Person’s assets to a third Person, whether through a single transaction or series of related transactions; or (c) any merger, consolidation or reorganization to which such Person is a party and as to which such Person is not the surviving entity or the sole owner of the surviving entity.

“Class A Convertible Preference Shares”	means those Shares designated as Class A Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors, the Class A Convertible Preference Shares and the Class A-1 Convertible Preference Shares shall be identical in all respects.

“Class A-1 Convertible Preference Shares”	means those Shares designated as Class A-1 Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors, the Class A Convertible Preference Shares and the Class A-1 Convertible Preference Shares shall be identical in all respects.

“Class A Shareholder”	means any holder of Class A Convertible Preference Shares or Class A-1 Convertible Preference Shares.

“Class B Convertible Preference Shares”	means those Shares designated as Class B Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors, the Class B Convertible Preference Shares and the Class B-1 Convertible Preference Shares shall be identical in all respects.

“Class B-1 Convertible Preference Shares”	means those Shares designated as Class B-1 Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors, the Class B Convertible Preference Shares and the Class B-1 Convertible Preference Shares shall be identical in all respects.

“Class B Shareholder”	means any holder of Class B Convertible Preference Shares or Class B-1 Convertible Preference Shares.

“Class C Convertible Preference Shares”	means those Shares designated as Class C Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors and Article 18 with respect to share conversions, the Class C Convertible Preference Shares and the Class C-1 Convertible Preference Shares shall be identical in all respects.

“Class C Rate”	means a rate per annum equal to (a) the greater of (i) 12.5% and (ii) Term SOFR plus 7.5% per annum plus (b) the applicable percentage rate per annum set forth in the grid below corresponding to the applicable time period; provided, however, that, except solely as a result of the application of the Default Rate after such time as an Event of Default has occurred and during such time as such Event of Default is continuing, if the Class C Rate as determined pursuant to this definition would be greater than 17.0% per annum, the Class C Rate shall be 17.0% for the purposes of these Articles. Notwithstanding anything to the contrary, if the Company pays interim cash distributions to Class C Shareholders in respect of their Class C Convertible Preference Shares or
Class C-1 Convertible Preference Shares with respect to any one or multiple quarterly measurement periods, the Class C Rate applicable to such quarterly measurement periods shall be 1.0% per annum less than it would otherwise have been as a result of the operation of this definition without giving effect to
	this sentence.
	Period	Additional Percentage Points
	From the Closing Date to December 18, 2028	0
	From December 18, 2028 to December 18, 2029	1.5
	From December 18, 2029 to December 18, 2030	3
	From and after December 18, 2030	4.5

“Class C Shareholder”	means any holder of Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares.

“Class C-1 Convertible Preference Shares”	means those Shares designated as Class C-1 Convertible Preference Shares, which shall be ownership interests in the Company with the distribution preference set forth in Article 41.2 and the other rights and privileges set forth in these Articles and the Shareholders Agreement. Other than as set forth in Article 11.2 with respect to voting rights in connection with the election of Directors and Article 18 with respect to share conversions, the Class C Convertible Preference Shares and the Class C-1 Convertible Preference Shares shall be identical in all respects.

“Code”	means the U.S. Internal Revenue Code of 1986.

“Common Shareholder”	means any holder of Common Shares.

“Common Shares”	means those Shares designated as Common Shares, and which shall represent common shares in the Company with the rights and privileges set forth in these Articles and the Shareholders Agreement.

“Company”	means the above named company.

“Conforming Changes”	means with respect to either the use of administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day,” the definition of “U.S. Government Securities Business Day”, the timing and frequency of determining rates and making payments of interest, the timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Company decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Company in a manner substantially consistent with market practice and in a manner similar to that used for similarly situated borrowers (or, if the Company decides that adoption of any portion of such market practice is not administratively feasible or if the Company determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Company decides reasonably necessary in connection with the administration of these Articles).

“Conversion Rate”	means (a) as of the date of these Articles, a rate of one Class A Convertible Preference Share, Class A-1 Convertible Preference Share, Class B Convertible Preference Share, Class B-1 Convertible Preference Share, Class C Convertible Preference Share or Class C-1 Convertible Preference Share to one Common Share, and (b) thereafter, such rate as may be adjusted pursuant to and in accordance with Article 18.

“Credit Agreement”	means that certain Second Amended and Restated Credit Agreement entered into as of September 26, 2024, among the Company, each Guarantor (as defined therein) from time to time party thereto, each Lender (as defined therein) from time to time party thereto, and Bank of Montreal, as administrative agent, as amended, amended and restated, supplemented or otherwise modified, renewed or replaced from time to time.

“Credit Agreement Termination Date”	means the date on which all the Loans (as defined in the Credit Agreement) and all other Obligations (as defined in the Credit Agreement) are repaid in full and all of the Commitments (as defined in the Credit Agreement) have been terminated.

“Daily Simple SOFR”	means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Company in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Company decides that any such convention is not administratively feasible for the Company, then the Company may establish another convention in its reasonable discretion.

“Default Rate”	means a rate equal to (after as well as before judgment) the Class C Rate otherwise applicable at such time plus 2.00% per annum.

“Desired Credit Agreement Result”	has the meaning set forth in Article 18.8(b).

“Directors”	means the directors of the Company from time to time.

“Dividend”	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to these Articles.

“Election Notice”	has the meaning set forth in Article 18.6.

“Electronic Record”	has the same meaning as in the Electronic Transactions Act.

“Electronic Transactions Act”	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

“Equity Securities”	means as to any Person that is a corporation, the share or shares of such Person’s capital stock, including all classes of common, preferred, voting and nonvoting shares or capital stock, and, as to any Person that is not a corporation or an individual, the ownership, beneficial or limited partner interests in such Person, including, without limitation, the right to share in profits and losses, the right to receive distributions of cash and property, and the right to receive allocations of items of income, gain, loss, deduction and credit and similar items from such Person, whether or not such interests include voting or similar rights entitling the holder thereof to exercise control over such Person.

“Event of Default”	means the occurrence of a breach by the Company or any of its Subsidiary Companies, as applicable, of, or failure by the Company or any of its Subsidiary Companies, as applicable, to comply in any material respect with, any of the provisions of Article 11.1(c) and Article 18.7 of these Articles or any of Article VII of the Shareholders Agreement (“Default Provisions”) which is not remedied, with respect to Article 11.1(c)(iii), as provided for in the Credit Agreement and, with respect to the Default Provisions other than Article 11.1(c)(iii), within 30 days after the earlier of (a) receipt by the Company of written notice from the Required Class C Shareholders of such breach or failure to comply or (b) actual knowledge of the Company of such breach or failure to comply.

“Fair Market Value”	means, with respect to any securities or Persons, the fair market value thereof as determined by the Directors in good faith.

“FATCA”	means Sections 1471 through 1474 of the Code, as of the date of these Articles, any current or future regulations or official interpretations thereunder, any agreement entered into thereunder and any applicable law implementing an intergovernmental agreement or approach thereto.

“Indemnified Person”	has the meaning set forth in Article 48.1.

“Interpolated Term SOFR”

means, in relation to Term SOFR, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(i) either:

a.   the most recent applicable Term SOFR for the longest period (for which Term SOFR is available) which is less than the quarterly measurement period; or

b.  if no such Term SOFR is available for a period which is less than the quarterly measurement period, SOFR for the day which is two U.S. Government Securities Business Days before the first day of the applicable quarterly measurement period; and

(ii)  the applicable Term SOFR for the shortest period (for which Term SOFR is available) which exceeds the quarterly measurement period.

“Liquidation Transaction”	means any of the following transactions: (a) a liquidation, dissolution or winding up, whether voluntary or involuntary, of the Company; (b) a consolidation or merger of the Company with any other Person; (c) a single transaction or series of related transactions pursuant to which or as a result of which a single Person (or a Person together with its Affiliates) acquires or holds Equity Securities of the Company representing a majority of the outstanding Equity Securities of the Company (on a fully converted basis); or (d) a sale, license, lease or transfer of all or substantially all of the Company’s assets.

“Member”	has the same meaning as in the Statute.

“Memorandum”	means the Third Amended and Restated Memorandum of Association of the Company, as amended or amended and restated from time to time.

“Non-Qualified Holder”	has the meaning set forth in Article 18.4.

“Ordinary Resolution”	means a resolution passed by Members holding a simple majority of the voting power of the Shares as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by these Articles.

“Original Issue Price”	means (a), with respect to each Class A Convertible Preference Share and Class A-1 Convertible Preference Share, $1,000.00, (b), with respect to each Class B Convertible Preference Share and Class B-1 Convertible Preference Share, $1,009.482, or (c), with respect to each Class C Convertible Preference Share and Class C-1 Convertible Preference Share, $1,885.282842.

“Permitted Redemption Amount”	means, as of any date of determination, an amount of Restricted Payments (as defined in the Credit Agreement (as in effect on the date hereof)) that, in accordance with the terms of the Credit Agreement (as in effect on the date hereof), may be made to redeem Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares as of such date.

“Person”	means any individual or any business, corporation, partnership, joint venture, limited liability company, unincorporated association, trust or other enterprise.

“Preference Share”	means any Class A Convertible Preference Share, any Class A-1 Convertible Preference Share, any Class B Convertible Preference Share, any Class B-1 Convertible Preference Share, any Class C Convertible Preference Share or any Class C-1 Convertible Preference Share.

“Qualified Direct Listing”	means the Company’s (or its successor’s) listing of its Common Shares (or their successor Equity Securities) pursuant to an effective registration statement under the Securities Act; provided, that the Common Shares (or successor Equity Securities) are, or become, in connection with such listing, listed for trading on the New York Stock Exchange, the Nasdaq National Market or another applicable nationally recognized securities exchange.

“Qualified Election”	has the meaning set forth in Article 18.2(b).

“Qualified Holder”	means any Class C Shareholder with capital contributions attributable to its Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares equal to or greater than $70,000.

“Qualified Initial Public Offering”	means the Company’s (or its successor’s) first underwritten offering to the public pursuant to an effective registration statement under the Securities Act that results in aggregate gross proceeds to the Company and any selling stockholders of not less than $250 million at an implied price per Preference Share valuation not less than the Original Issue Price plus the Accreted Liquidation
Preference; provided, that the Common Shares (or successor equity interests) are, or become, in connection with such offering, listed for trading on the New York Stock Exchange, the Nasdaq National
Market or another applicable nationally recognized securities exchange.

“Qualified SPAC”	means a merger or other similar transaction which results in the Company’s (or its successor’s) Equity Securities being listed or quoted for trading on the New York Stock Exchange or the Nasdaq National Market or otherwise subject to registration under the Securities Act which results in aggregate gross proceeds to the Company and any selling stockholders of not less than $250 million at an implied price per Preference Share valuation not less than the Original Issue Price plus the Accreted Liquidation Preference.

“Redemption Price”

means for each Class C Convertible Preference Share or Class C- 1 Convertible Preference Share (a) on any date on or before the first anniversary of the date such Class C Convertible Preference Share or Class C-1 Convertible Preference Share became outstanding, 1.4 times the Original Issue Price, (b) on any date after the first anniversary of the date such Class C Convertible Preference Share or Class C-1 Convertible Preference Share became outstanding and ending on the second anniversary of the date such Class C Convertible Preference Share or Class C-1 Convertible Preference Share became outstanding, 1.5 times the Original Issue Price, and (c) on any date after the second anniversary of the date such Class C Convertible Preference Share or Class C-1 Convertible Preference Share became outstanding, the greater of (i) 1.5 times the Original Issue Price or

(ii) the Original Issue Price plus the Accreted Liquidation Preference.

“Register of Members”	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

“Registered Office”	means the registered office of the Company as determined by the Directors from time to time.

“Relevant Governmental Body”	means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York, or any successor thereto.

“Required Class A Shareholders”	means the Class A Shareholders that collectively hold more than fifty percent (50%) of the issued and outstanding Class A Convertible Preference Shares and Class A-1 Convertible Preference Shares.

“Required Class B Shareholders”	means the Class B Shareholders that collectively hold more than fifty percent (50%) of the issued and outstanding Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares, provided, that with respect to Articles 11.1(b)(i) (solely with respect to this proviso), (ii) and (iii), seventy percent (70%) shall be substituted for fifty percent (50%).

“Required Class C Shareholders”	means the Class C Shareholders that collectively hold more than fifty percent (50%) of the issued and outstanding Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, provided, that with respect to Articles 11.1(c)(i) (solely with respect to this proviso), (ii) and (iii), seventy percent (70%) shall be substituted for fifty percent (50%).

“Required Redemption Date”	has the meaning set forth in Article 18.8.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Securities Act”	means the U.S. Securities Act of 1933.

“Share”	means a Common Share or a Preference Share.

“Share Consideration”	has the meaning set forth in Article 18.3.

“Shareholder”	means the Common Shareholders, the Class A Shareholders, the Class B Shareholders and the Class C Shareholders.

“Shareholders Agreement”	means the Second Amended and Restated Shareholders Agreement of the Company, as amended or amended and restated from time to time.

“SOFR”	means a rate equal to the secured overnight financing rate as administered by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Special Resolution”	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Statute”	means the Companies Act (As Revised) of the Cayman Islands.

“Subsidiary Company”	means any entity in which, directly or indirectly, a Subsidiary Investment is made, and continues to be held, by the Company.

“Subsidiary Investments”	means all investments by the Company.

“Term SOFR”	means, the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of the applicable three-month quarterly measurement period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. prevailing eastern time on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Term SOFR Determination Day.

“Term SOFR Administrator”	means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Company in its reasonable discretion).

“Term SOFR Reference Rate”	means the forward-looking term rate based on SOFR.

“Treasury Share”	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

“Triggering Event”	has the meaning set forth in Article 18.2.

“Triggering Event Date”	has the meaning set forth in Article 18.6.

“Unadjusted Benchmark Replacement”	means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day”	means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

1.2	In these Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

(c)	“written” and “in writing” include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(d)	“shall” shall be construed as imperative and “may” shall be construed as permissive;

(e)

references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced, and shall include implementing rules or regulations (to the extent applicable);

(f)

any phrase introduced by the terms “including”, “include”, “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(g)

the term “and/or” is used herein to mean both “and” as well as “or.” The use of “and/or” in certain contexts in no respects qualifies or modifies the use of the terms “and” or “or” in others. The term “or” shall not be interpreted to be exclusive and the term “and” shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(h)	headings are inserted for reference only and shall be ignored in construing the Articles;

(i)	any requirements as to delivery under these Articles include delivery in the form of an Electronic Record;

(j)

any requirements as to execution or signature under the Articles including the execution of these Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

(k)	sections 8 and 19(3) of the Electronic Transactions Act shall not apply;

(l)

the term “clear days” in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(m)	the term “holder” in relation to a Share means a Person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company commenced after incorporation of the Company.

2.2

The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration and expenses associated with the adoption of these Articles and the Shareholders Agreement.

3	Issue of Shares

3.1

Subject to the provisions, if any, in the Memorandum (including Article 11.1) (and to any direction that may be given by the Company in general meeting) and without prejudice to any rights attached to any existing Shares (including the rights set forth in Article 11.1), the Directors may allot, issue, grant options over or otherwise dispose of

Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to a Dividend or other distribution, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and these Articles) vary such rights provided that the Directors shall not issue shares if such action would be contrary to or inconsistent with the terms of the Shareholders Agreement.

3.2	The Company shall not issue Shares to bearer.

4	Currency

The reporting currency of the Company shall be United States dollars. All currency references herein shall be to United States dollars unless otherwise stated. No Member shall be entitled to receive cash distributions from the Company other than in United States dollars. In the event that it is necessary or convenient for Company purposes to apply an exchange rate between different currencies, the exchange rate shall be determined by the Directors using such publicly available indices as they shall select in their reasonable discretion.

5	Register of Members

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute.

5.2

The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

6	Closing Register of Members or Fixing Record Date

6.1

For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed 40 days.

6.2

In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3

If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7	Certificates for Shares

7.1

A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other Persons authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and subject to these Articles no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2

The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

7.3

If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4

Every share certificate sent in accordance with these Articles will be sent at the risk of the Member or other Person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

8	Transfer of Shares

8.1

Shares are transferable subject to the approval of the Directors by resolution who may, in their absolute discretion, decline to register any transfer of Shares without giving any reason; provided that the Directors (a) shall not decline to register any transfer of Shares made in accordance with the terms of the Shareholders Agreement and these Articles (including Article 17), and (b) shall decline to register any transfer of shares not so made. If the Directors refuse to register a transfer they shall notify the transferee within two months of such refusal.

8.2

The instrument of transfer of any Share shall be in writing and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee). The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

9	Redemption, Repurchase and Surrender of Shares

9.1

Subject to the provisions of the Statute and these Articles (including Article 11.1), the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Common Shareholders owning a majority of the voting power of the then outstanding Common Shares or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

9.2

Subject to the provisions of the Statute and these Articles (including Article 11.1 and Article 18), the Company may purchase (or agree to purchase) its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member.

9.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.4	The Directors may accept the surrender for no consideration of any fully paid Share.

10	Treasury Shares

10.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11	Voting and Approval Rights of Shares

11.1	Notwithstanding Article 11.2, prior to the occurrence of a Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC:

(a)

for so long as any Class A Convertible Preference Shares or Class A-1 Convertible Preference Shares remain issued and outstanding, the Company shall not, and to the extent applicable, shall not permit the Board, any Subsidiary Company or any board of any Subsidiary Company to, take any of the following actions, without having received the consent or vote of the Required Class A Shareholders and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect:

(i)

amend, alter, waive or repeal any provision of the Memorandum or these Articles in a manner adverse to the rights, preferences and privileges of the Class A Convertible Preference Shares or the Class A- 1 Convertible Preference Shares;

(ii)

create, authorize, incur or issue (including through reclassification, alteration, amendment or otherwise) any Equity Securities in the Company having rights, preferences or privileges senior to or pari passu with the Class A Convertible Preference Shares and Class A-1 Convertible Preference Shares (it being understood and agreed that notwithstanding that the Common Shares have pari passu voting rights with the Class A Convertible Preference Shares and Class A-1 Convertible Preference Shares, the consent required by this Article 11.1(a)(ii) does not apply to issuances of Common Shares);

(iii)	authorize, incur or issue any debt or debt securities if the Company’s consolidated aggregate debt would exceed $200,000,000;

(iv)

purchase or redeem or pay any dividend on any Equity Security junior to the Class A Convertible Preference Shares or Class A-1 Convertible Preference Shares other than in the manner contemplated by Article 41;

(v)

effect a Liquidation Transaction at an implied per Class A Convertible Preference Share valuation or per Class A-1 Convertible Preference Share valuation that would result in the Class A Shareholders receiving an amount per Class A Convertible Preference Share or Class A-1 Convertible Preference Share, as applicable, of less than the sum of (A) the Original Issue Price plus (B) the Accreted Liquidation Preference thereof; or

(vi)	increase or decrease the size of the Board;

(b)

for so long as any Class B Convertible Preference Shares or Class B-1 Convertible Preference Shares remain issued and outstanding, the Company shall not, and to the extent applicable, shall not permit the Board, any Subsidiary Company or any board of any Subsidiary Company to, take any of the following actions, without having received the consent or vote of the Required Class B Shareholders and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect:

(i)

amend, alter, waive or repeal any provision of the Memorandum or these Articles in a manner disproportionately adverse to the rights, preferences and privileges of the Class B Convertible Preference Shares or the Class B-1 Convertible Preference Shares;

(ii)

create, authorize, incur or issue (including through reclassification, alteration, amendment or otherwise) any Equity Securities in the Company having rights, preferences or privileges senior to or pari passu with the Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares (it being understood and agreed that notwithstanding that the Common Shares have pari passu voting rights with the Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares, the consent required by this Article 11.1(b)(ii) does not apply to issuances of Common Shares);

(iii)

authorize, incur or issue any debt or debt securities if the ratio of Consolidated Total Debt (as defined in the Credit Agreement) to Consolidated Adjusted EBITDA (as defined in the Credit Agreement) would, as a result of such authorization, incurrence or issuance, exceed 4.5 to 1.00;

(iv)

purchase or redeem or pay any dividend on any Equity Security junior to the Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares other than in the manner contemplated by Article 41;

(v)

effect a Liquidation Transaction at an implied per Class B Convertible Preference Share valuation or per Class B-1 Convertible Preference Share valuation that would result in the Class B Shareholders receiving an amount per Class B Convertible Preference Share or Class B-1 Convertible Preference Share, as applicable, of less than the sum of (A) the Original Issue Price plus (B) the Accreted Liquidation Preference thereof; or

(vi)	increase or decrease the size of the Board.

(c)

for so long as any Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares remain issued and outstanding, the Company shall not, and to the extent applicable, shall not permit the Board, any Subsidiary Company or any board of any Subsidiary Company to, take any of the following actions, without having received the consent or vote of the Required Class C Shareholders and any such act or transaction entered into without such consent or vote shall be null and void ab initio and of no force or effect:

(i)

amend, alter, waive or repeal any provision of the Memorandum or these Articles in a manner disproportionately adverse to the rights, preferences and privileges of the Class C Convertible Preference Shares or the Class C-1 Convertible Preference Shares;

(ii)

create, authorize, incur or issue (including through reclassification, alteration, amendment or otherwise) any Equity Securities in the Company having rights, preferences or privileges senior to or pari passu with the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares (it being understood and agreed that notwithstanding that the Common Shares have pari passu voting rights with the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, the consent required by this Article 11.1(c)(ii) does not apply to issuances of Common Shares);

(iii)

authorize, incur or issue any debt or debt securities if the ratio of Consolidated Total Debt (as defined in the Credit Agreement) to Consolidated Adjusted EBITDA (as defined in the Credit Agreement) would, as a result of such authorization, incurrence or issuance, exceed 4.5 to 1.00;

(iv)

amend, alter, waive or repeal any provision of the Credit Agreement in a manner that would make the provisions related to Restricted Payments (as defined in the Credit Agreement) more restrictive to the Company than those in effect on the date hereof;

(v)

purchase or redeem or pay any dividend on any Equity Security junior to the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares other than in the manner contemplated by Article 41;

(vi)	effect a Liquidation Transaction at an implied per Class C Convertible

Preference Share valuation or per Class C-1 Convertible Preference Share valuation that would result in the Class C Shareholders receiving an amount per Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable, of less than the sum of (A) the Original Issue Price plus (B) the Accreted Liquidation Preference thereof; or

(vii)	increase or decrease the size of the Board.

11.2

As to any matter which shall be subject to a vote of the Shareholders or on which the Class A Shareholders, Class B Shareholders or Class C Shareholders, as applicable, shall be entitled to vote or consent under applicable law or Article 11.1, each Class A Shareholder, Class B Shareholder or Class C Shareholder, as applicable, shall be entitled to that number of votes with respect to its Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, as applicable, equal to the number of Common Shares into which such Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares would then convert at the then-applicable Conversion Rate; provided, however, that the Class A-1 Convertible Preference Shares, the Class B-1 Convertible Preference Shares and the Class C-1 Convertible Preference Shares shall have no right to vote with respect to the election of Directors. As to any matter which shall be subject to a vote of the Shareholders or on which the Common Shareholders shall be entitled to vote or consent under applicable law, each Common Shareholder shall be entitled to one vote per Common Share held by such Common Shareholder.

11.3

For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

11.4

The rights conferred upon the holders of Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

12	Variation of Rights

12.1

Subject to Article11.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of these Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

13	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by these Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

14	Lien on Shares

14.1

The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien thereon. The Company’s lien on a Share shall also extend to any amount payable in respect of that Share.

14.2

The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the Person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3

To give effect to any such sale, the Directors may authorise any Person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company’s power of sale under these Articles.

14.4

The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

15	Call on Shares

15.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A Person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4

If a call remains unpaid after it has become due and payable, the Person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5

An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of these Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7

The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

15.8

No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16	Forfeiture of Shares

16.1

If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the Person from whom it is due not less than fourteen clear days’ notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non- payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2

If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3

A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any Person the Directors may authorise some Person to execute an instrument of transfer of the Share in favour of that Person.

16.4

A Person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5

A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all Persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the Person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6

The provisions of these Articles as to forfeiture shall apply in the case of non payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

17	Transmission of Shares

17.1

If a Member dies the survivor or survivors (where he was a joint holder) or his legal personal representatives (where he was a sole holder), shall be the only Persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

17.2

Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some Person nominated by him registered as the holder of such Share. If he elects to have another Person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that Person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

17.3	A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which it would be entitled if it were the holder of such Share. However, it shall not, before becoming a Member in respect of a Share, be entitled in respect of such Share to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such Person to elect either to be registered itself or to have some Person nominated by it be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before its death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to these Articles) the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

18	Conversion of Shares; Adjustments; Redemption

18.1

In connection with any Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC, the Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares issued and outstanding immediately prior to such Qualified Initial Public Offering, Qualified Direct Listing or Qualified SPAC shall be converted, automatically and without further action by any Person, into Common Shares at the then-applicable Conversion Rate. Any such conversion shall be effected by the compulsory redemption by the Company of such Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares and Class B-1 Convertible Preference Shares at par, and the application of such redemption proceeds to the paying up of newly issued Common Shares.

18.2

In connection with (and subject to consummation of) any Qualified Initial Public Offering, Qualified Direct Listing, Qualified SPAC or Change of Control (each, a “Triggering Event”), each Qualified Holder may elect (a) to convert all (but not less than all) of its Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares into the number of Common Shares into which such Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares are then convertible at the then-applicable Conversion Rate and pursuant to the same conversion mechanics described in the last sentence of Article 18.1 or (b) to receive an amount in cash in exchange for the redemption of each Class C Convertible Preference Share and Class C-1 Convertible Preference Share then outstanding and held by such Qualified Holder equal to the Redemption Price (an election under clause (b) of this Article 18.2, the “Qualified Election”); provided that, if a Qualified Holder fails to make an election pursuant to this Article 18.2 within five Business Days of receiving an Election Notice, the Board, in its sole discretion, shall make such election on behalf of such Qualified Holder.

18.3

If a Triggering Event occurs following the second anniversary of the date hereof and a Qualified Holder makes a Qualified Election, such Qualified Holder may also elect to receive a portion of the Redemption Price in the form of Common Shares with an aggregate value based on the per-Common Share value ascribed to the Common Shares in such Triggering Event equal to up to 25% of the aggregate capital contributions made by such Qualified Holder with respect to its Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares (the “Share Consideration”) with the remainder of the Redemption Price to be paid to such Qualified Holder in cash.

18.4

In connection with any Triggering Event, each of the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares held by any Person that is not a Qualified Holder (a “Non-Qualified Holder”) shall be converted or redeemed in accordance with the treatment accorded the majority of the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares held by the Qualified Holders pursuant to Article 18.2.

18.5

If (a) the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares held by the Non-Qualified Holders are redeemed by the Company pursuant to Article 18.4 and (b) a majority-in-interest of the Qualified Holders elected to receive the Share Consideration (in any proportion) pursuant to Article 18.3, then each Non- Qualified Holder shall receive a portion of the Redemption Price in the form of Common Shares with an aggregate value based on the per-Common Share value ascribed to the Common Shares in such Triggering Event equal to 25% of the aggregate capital contributions made by such Qualified Holder with respect to its Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares with the remainder of the Redemption Price to be paid to each such Non-Qualified Holder in cash.

18.6

To make an election pursuant to Article 18.2, no later than six Business Days prior to the expected date of the consummation of a Triggering Event (the date on which the Triggering Event is consummated, the “Triggering Event Date”), the Company shall deliver a written notice (an “Election Notice”) to each Qualified Holder of record at such Qualified Holder’s address as it appears in the Register of Members. The Election Notice shall state:

(a)

a good faith estimate of the number of Common Shares that a Qualified Holder would receive for each Class C Convertible Preference Share and Class C-1 Convertible Preference Share at the then-applicable Conversion Rate as of the Triggering Event Date;

(b)

a good faith estimate of the per-Common Share value expected to be attributed to each Common Share in connection with such Triggering Event and any other material terms of such Triggering Event bearing on the contingent or potential value of a Common Share in connection with or following such Triggering Event (for example, any escrowed proceeds in connection with a Change of Control or registration rights in connection with a Qualified Initial Public Offering); and

(c)

the Redemption Price that the Company would pay to redeem each applicable Class C Convertible Preference Share and Class C-1 Convertible Preference Share upon applicable election on the Triggering Event Date.

18.7

Subject to Article 18.8, on the Triggering Event Date, and subject to the consummation of the corresponding Triggering Event, the Company shall pay any applicable cash portion of any Redemption Price pursuant to this Article 18 to the applicable Class C Shareholder by wire transfer in immediately available funds.

18.8

Notwithstanding anything to the contrary in these Articles, if the date on which the Company is required to redeem any or all of the outstanding Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares in connection with any Triggering Event or otherwise (the “Required Redemption Date”) is a date prior to the Credit Agreement Termination Date, then:

(a)	such Required Redemption Date shall be automatically postponed to, and deemed to originally be, the date occurring immediately after the Credit Agreement Termination Date;

(b)

if the Company shall have received a Qualified Election pursuant to Article 18.2(b), the Company shall take all actions necessary to (i) cause the Credit Agreement Termination Date to occur or (ii) obtain the consents required under the Credit Agreement in order to permit the redemption of the Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares that were elected to be redeemed pursuant to Article 18.2(b) (the “Redeemed Class C Shares”) prior to the Credit Agreement Termination Date, in each case in this clause (b) on the applicable Required Redemption Date (before giving effect to any postponement thereof pursuant to clause (a) immediately above) (the “Desired Credit Agreement Result”); and

(c)

if either of the actions in Article 18.8(b)(i) or Article 18.8(b)(ii) did not result in the Desired Credit Agreement Result, in either such case on or prior to such applicable Required Redemption Date, then (i) the Company shall be deemed to have breached its obligation to take the action required by Article 18.8(b) (with the effects, among other things, that the increased Class C Rate upon an Event of Default provided for in the definition of Class C Rate shall apply from and after such Required Redemption Date until such redemption occurs for the outstanding Redeemed Class C Shares and the Class C Shareholders may take any and all actions to cause the Company to perform its obligations under Article 18.8(b)(i) or Article 18.8(b)(ii) and to effectuate such redemption), (ii) the Company shall continue to take all actions necessary to cause the Desired Credit Agreement Result to occur as soon as practicable thereafter and (iii) the Company shall redeem the Redeemed Class C Shares immediately following the date on which the Desired Credit Agreement Result has occurred. If the Required Redemption Date has been postponed in accordance with this Article 18.8 or the Company is otherwise in breach of its obligation to redeem the Redeemed Class C Shares for the Redemption Price on the Required Redemption Date, until all Redeemed Class C Shares have been redeemed in accordance with these Articles, (x) no dividends or other distributions may be paid in respect of the Common Shares and (y) without limiting the Company’s obligation to redeem all still-outstanding Redeemed Class C Shares immediately following the Credit Agreement Termination Date, the Company will, on the last Business Day of each month, occurring after the Required Redemption Date (prior to giving effect to any postponement thereof in accordance with this Article 18.8), redeem a number of Redeemed Class C Shares (pro rata for each holder thereof based on the number of Redeemed Class C Shares owned thereby) in an aggregate amount equal to the Permitted Redemption Amount as of each such date.

(d)	The redemption provisions of this Article 18 are intended to be construed such that no Preference Share constitute a “Disqualified Equity Interest” (as defined in the Credit Agreement).

18.9

In the event the outstanding Common Shares shall be subdivided (by share split, by payment of a share dividend, a bonus issue or otherwise) into a greater number of Common Shares, the Conversion Rate in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Common Shares shall be consolidated (by reclassification or otherwise) into a lesser number of Common Shares, the Conversion Rate in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

18.10

In the event the outstanding Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares shall be subdivided (by share split, by payment of a share dividend, a bonus issue or otherwise), into a greater number of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, respectively, the Accreted Liquidation Preference and the Conversion Rate in effect immediately prior to such subdivision with respect to the applicable Shares shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares shall be consolidated (by reclassification or otherwise) into a lesser number of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, respectively, the Accreted Liquidation Preference and the Conversion Rate in effect immediately prior to such combination with respect to the applicable Shares shall, concurrently with the effectiveness of such combination, be proportionately increased.

18.11

If the Common Shares issuable upon conversion of the Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares shall be changed into the same or a different number of shares of any other class or classes of Equity Securities, whether by capital reorganization, reclassification or otherwise (other than a subdivision or consolidation of shares provided for above), then, in any such event, in lieu of the number of Common Shares which the Class A Shareholders, Class B Shareholders or Class C Shareholders, as applicable, would otherwise have been entitled to receive, each Class A Shareholder, Class B Shareholder or Class C Shareholder holding the applicable Shares shall have the right thereafter to convert such Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, as applicable, into a number of shares of such other class or classes of Equity Securities which a holder of the number of Common Shares deliverable upon conversion of such Class A

Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

18.12

Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Article 18, the Company shall, upon the written request at any time of any affected Class A Shareholder, Class B Shareholder or Class C Shareholder, as applicable, furnish or cause to be furnished to such Person a certificate setting forth (a) such adjustments and readjustments, (b) the applicable Conversion Rate at the time in effect and (c) the number of Common Shares and the amount, if any, of other property which at the time would be received upon the conversion of Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, as applicable.

18.13

The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting the conversion of the Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all then outstanding Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares, Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares; and, if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Class A Convertible Preference Shares, Class A-1 Convertible Preference Shares, Class B Convertible Preference Shares or Class B-1 Convertible Preference Shares, Class C Convertible Preference Shares or Class C-1 Convertible Preference Shares, the Company shall seek an Ordinary Resolution in accordance with Article 19.1 to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose.

19	Amendments of Memorandum and Articles of Association and Alteration of Capital

19.1	Subject to Article 11.1 and Article 19.4, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares;

(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)

by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)

cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

19.2

All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of these Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

19.3

Subject to the provisions of the Statute and the provisions of these Articles (including Article 11.1 and Article 19.4) as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to these Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19.4

The Company shall not adopt any amendment, alteration, waiver or repeal of all or any portion of these Articles that has a disproportionate and adverse effect on any Shareholder relative to the other holders of the same class of Shares without the prior written consent of such Shareholder.

20	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

21	General Meetings

21.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

21.2

The Company may, but shall not (unless required by the Statute) be obliged to, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall appoint and if no other time and place is prescribed by them, it shall be held at the Registered Office on the second Wednesday in December of each year at ten o’clock in the morning. At these meetings the report of the Directors (if any) shall be presented.

21.3	The Directors may call general meetings, and they shall on a Members’ requisition forthwith proceed to convene an extraordinary general meeting of the Company.

21.4	A Members’ requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten percent of the voting power of the outstanding Shares.

21.5

The Members’ requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the Registered Office, and may consist of several documents in like form each signed by one or more requisitionists.

21.6

If there are no Directors as at the date of the deposit of the Members’ requisition or if the Directors do not within twenty-one days from the date of the deposit of the Members’ requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one- half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

21.7	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

22	Notice of General Meetings

22.1

At least five Business Days’ notice shall be given of any general meeting. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of these Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by Members representing not less than ninety five percent of the aggregate voting power of the outstanding Shares.

22.2

The accidental omission to give notice of a general meeting to, or the non receipt of notice of a general meeting by, any Person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

23	Proceedings at General Meetings

23.1

No business shall be transacted at any general meeting unless a quorum is present. Members holding Shares representing a majority of the voting power of the outstanding Shares entitled to vote at such general meeting, represented in person or by proxy, shall be a quorum.

23.2

A Person may participate at a general meeting by conference telephone or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other. Participation by a Person in a general meeting in this manner is treated as presence in Person at that meeting.

23.3

A Special Resolution in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held. An Ordinary Resolution in writing (in one or more counterparts) signed by or on behalf of such number of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) as would be required to pass such resolution at a general meeting of the Company duly convened and held at which all Members for the time being entitled to receive notice of and to attend and vote at general meetings were in attendance, shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

23.4

If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members’ requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the Members present shall be a quorum.

23.5

The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any Person to act as chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman, if any, of the Board shall preside as chairman at such general meeting. If there is no such chairman, or if he shall not be present within fifteen minutes after the time appointed for the meeting to commence, or is unwilling to act, the Directors present shall elect one of their number to be chairman of the meeting.

23.6

If no Director is willing to act as chairman or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose one of their number to be chairman of the meeting.

23.7

The chairman may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

23.8

When a general meeting is adjourned for 30 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

23.9

A resolution put to the vote of the meeting shall be decided on a show of hands unless before, or on the declaration of the result of, the show of hands, the chairman demands a poll, or any other Member or Members collectively present in person or by proxy (or in the case of a corporation or other non-natural person, by its duly authorised representative or proxy) and holding at least ten percent of the voting power of the outstanding Shares giving a right to attend and vote at the meeting demand a poll.

23.10

Unless a poll is duly demanded and the demand is not withdrawn a declaration by the chairman that a resolution has been carried or carried unanimously, or by a particular majority, or lost or not carried by a particular majority, an entry to that effect in the minutes of the proceedings of the meeting shall be conclusive evidence of that fact without proof of the number or proportion of the votes recorded in favour of or against such resolution.

23.11	The demand for a poll may be withdrawn.

23.12

Except on a poll demanded on the election of a chairman or on a question of adjournment, a poll shall be taken as the chairman directs, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

23.13

A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman of the general meeting directs, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

23.14	In the case of an equality of votes, whether on a show of hands or on a poll, the chairman shall be entitled to a second or casting vote.

24	Votes of Members

24.1

Subject to any rights or restrictions attached to any Shares, with respect to any matter to which any Member is entitled to vote, on a show of hands every such Member who (being an individual) is present in person or by proxy or, if a corporation or other non- natural person is present by its duly authorised representative or by proxy, shall have the number of votes calculated in accordance with Article 11.2.

24.2

Any matter brought before any meeting of the Members shall be decided by the affirmative vote of Members holding a majority of the voting power of the Company’s capital stock present in person or represented by proxy at the meeting and entitled to vote on such matter, voting as a single class, unless the matter is one upon which, by express provision of law, the Memorandum or these Articles (including Article 11.1), a different vote is required, in which case such express provision shall govern and control the decision of such matter.

24.3

In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

24.4	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll,

by his committee, receiver, curator bonis or other Person on such Member’s behalf appointed by that court, and any such committee, receiver, curator bonis or other Person may vote by proxy.

24.5

No Person shall be entitled to vote at any general meeting unless he is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

24.6

No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman whose decision shall be final and conclusive.

24.7

On a poll or on a show of hands votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall state which proxy is entitled to vote on a show of hands and shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

24.8

On a poll, a Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

25	Proxies

25.1

The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

25.2

The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the Person named in the instrument proposes to vote.

25.3	The chairman may in any event at his discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman, shall be invalid.

25.4

The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

25.5

Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

26	Corporate Members

Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

27	Shares that May Not be Voted

Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

28	Directors

There shall be a Board consisting of eleven people (exclusive of alternate Directors); provided, however, that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors. The Directors of the Company shall be determined in writing by, or appointed by a resolution of, the Common Shareholders holding a majority of the then outstanding Common Shares.

29	Powers of Directors

29.1

Subject to the provisions of the Statute, the Memorandum and these Articles, the Shareholders Agreement and any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum, Articles or Shareholders Agreement and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2

All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3

The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

30	Appointment and Removal of Directors

30.1	Subject to the provisions of the Shareholders Agreement, the Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.2

Subject to the provisions of the Shareholders Agreement, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these Articles as the maximum number of Directors, provided that the Director shall only make such appointment if permitted by the terms of the Shareholders Agreement.

31	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)

the Director absents himself (for the avoidance of doubt, without being represented by proxy or an alternate Director appointed by him) from three consecutive meetings of the Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)

subject to the provisions of the Shareholders Agreement, all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with these Articles or by a resolution in writing signed by all of the other Directors.

32	Proceedings of Directors

32.1

At all meetings of the Board, a majority of Directors shall constitute a quorum for the transaction of business, and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the Directors, unless the matter is one upon which, by express provision of law, the Memorandum or these Articles (including Article 11.1), a different vote is required, in which case such express provision shall govern and control the decision of such matter. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present. A quorum, once established, shall not be broken by the withdrawal of enough Directors to leave less than a quorum.

32.2	Subject to the provisions of these Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes.

32.3

A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors the meeting shall be deemed to be held at the place where the chairman is located at the start of the meeting.

32.4

A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution (an alternate Director being entitled to sign such a resolution on behalf of his appointor and if such alternate Director is also a Director, being entitled to sign such resolution both on behalf of his appointer and in his capacity as a Director) shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.5

A Director or alternate Director may, or other officer of the Company on the direction of a Director or alternate Director shall, call a meeting of the Directors by at least two days’ notice in writing to every Director and alternate Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors (or their alternates) either at, before or after the meeting is held. To any such notice of a meeting of the Directors all the provisions of these Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.6

The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of

Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

32.7

The Directors may elect a chairman of their board and determine the period for which he is to hold office; but if no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose one of their number to be chairman of the meeting.

32.8

All acts done by any meeting of the Directors or of a committee of the Directors (including any person acting as an alternate Director) shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director or alternate Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director or alternate Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.9

A Director but not an alternate Director may be represented at any meetings of the Board by a proxy appointed in writing by him. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

33	Presumption of Assent

A Director or alternate Director who is present at a meeting of the Board at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director or alternate Director who voted in favour of such action.

34	Directors’ Interests

34.1

A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

34.2

A Director or alternate Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director or alternate Director.

34.3

A Director or alternate Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director or alternate Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

34.4

No person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director or alternate Director holding office or of the fiduciary relationship thereby established. A Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

34.5

A general notice that a Director or alternate Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors or alternate Directors present at each meeting.

36	Delegation of Directors’ Powers

36.1

The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. They may also delegate to any managing director or any Director holding any other executive office such of their powers, authorities and discretions as they consider desirable to be exercised by him provided that an alternate Director may not act as managing director and the appointment of a managing director shall be revoked forthwith if he ceases to be a Director. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.2

The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by these Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.3

The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.4

The Directors may by power of attorney or otherwise appoint any company, firm, Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.5

The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any secretary) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

37	Alternate Directors

37.1

Any Director (but not an alternate Director) may by writing appoint any other Director, or any other person willing to act, to be an alternate Director and by writing may remove from office an alternate Director so appointed by him.

37.2

An alternate Director shall be entitled to receive notice of all meetings of Directors and of all meetings of committees of Directors of which his appointor is a member, to attend and vote at every such meeting at which the Director appointing him is not personally present, to sign any written resolution of the Directors, and generally to perform all the functions of his appointor as a Director in his absence.

37.3	An alternate Director shall cease to be an alternate Director if his appointor ceases to be a Director.

37.4	Any appointment or removal of an alternate Director shall be by notice to the Company signed by the Director making or revoking the appointment or in any other manner approved by the Directors.

37.5

Subject to the provisions of these Articles, an alternate Director shall be deemed for all purposes to be a Director and shall alone be responsible for his own acts and defaults and shall not be deemed to be the agent of the Director appointing him.

38	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

39	Remuneration of Directors

39.1

The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine. The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

39.2

The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

40	Seal

40.1

The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

40.2

The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

40.3

A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

41	Dividends, Distributions and Reserves

41.1

Dividends. Subject to the Statute, this Article and Article 11, and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

41.2

Ranking. No interest or other compensation shall be allowed to any Member by reason of its holding of Shares except pursuant to its share of Dividends as set forth below. Dividends shall not be cumulative. All cash Dividends shall be made in United States dollars. Except as otherwise provided in Article 47, distributions shall be made by the Company only in the following manner:

(a)

Distributions of Proceeds Generally. Dividends, if and when declared, shall be paid to the Members in the following order: (i) first, the Class C Shareholders shall be entitled to receive (pro rata for each Class C Shareholder based on the number of Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares owned thereby), in respect of each Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable, held thereby an amount equal to the Accreted Liquidation Preference on such Share, after giving effect to all distributions received by such Class C Shareholder in respect of such Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable, pursuant to this Article 41.2 prior to the date thereof; (ii) second, after the full payment of all amounts under clause (i), the Class C Shareholders shall be entitled to receive an amount in cash in exchange for the redemption of Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares then outstanding (pro rata for each Class C Shareholder based on the number of Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares owned thereby) equal to the Redemption Price minus the Accreted Liquidation Preference in respect of each Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable; and (iii) finally, after the redemption of all Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares, pro rata among the Class A Shareholders, the Class B Shareholders and the Common Shareholders, participating equally on an as-converted basis in accordance with the then-applicable Conversion Rate.

(b)

Dividends in connection with Liquidation Transactions. Notwithstanding anything to the contrary in Article 41.2(a), in connection with the consummation of a Liquidation Transaction, (i) (I) that does not constitute a Triggering Event, the Class C Shareholders shall be entitled to receive (pro rata for each Class C Shareholder based on the number of Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares owned thereby), in respect of each Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable, held thereby an amount equal to the greater of (A) the Original Issue Price of such Share plus the Accreted Liquidation Preference on such Share or (B) the amount to which such Class C Shareholder would be entitled had such Class C Convertible Preference Share or Class C-1 Convertible Preference Share been converted into Common Shares immediately prior to the consummation of the applicable Liquidation Transaction at the then-current Conversion Rate (in each case of clause (A) and clause (B), after giving effect to all distributions received by such Class C Shareholder in respect of such Class C Convertible Preference Share or Class C-1 Convertible Preference Share, as applicable, pursuant to this Article 41.2 prior to the date thereof), and (II) that constitutes a Triggering Event, the Class C Shareholders shall be entitled to have their Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares converted or redeemed as described in Article 18.2 through Article 18.4, (ii) after the payment, conversion or redemption in accordance with clause (i) has been consummated, the Class B Shareholders shall be entitled to receive, in respect of each Class B Convertible Preference Share or Class B-1 Convertible Preference Share, as applicable, held thereby an amount equal to the greater of (A) the Original Issue Price of such Share plus the Accreted Liquidation Preference on such Share or (B) the amount to which such Class B Shareholder would be entitled had such Class B Convertible Preference Share or Class B-1 Convertible Preference Share been converted into Common Shares immediately prior to the consummation of the applicable Liquidation Transaction at the then-current Conversion Rate (in each case of clause (A) and clause (B), after giving effect to all distributions received by such Class B Shareholder in respect of such Class B Convertible Preference Share or Class B-1 Convertible Preference Share, as applicable, pursuant to this Article 41.2 prior to the date thereof), (iii) after the payment, conversion or redemption in accordance with clause (i) has been consummated and all amounts pursuant to clause (ii) have been distributed, the Class A Shareholders shall be entitled to receive, in respect of each Class A Convertible Preference Share or Class A-1 Convertible Preference Share, as applicable, held thereby an amount equal to the greater of (A) the Original Issue Price of such Share plus the Accreted Liquidation Preference on such Share or (B) the amount to which such Class A Shareholder would be entitled had such Class A Convertible Preference Share or Class A-1 Convertible Preference Share been converted into Common Shares immediately prior to the consummation of the applicable Liquidation Transaction at the then-current Conversion Rate (in each case of clause (A) and clause (B), after giving effect to all distributions received by such Class A Shareholder in respect of such Class A Convertible Preference Share or Class A-1 Convertible Preference Share, as applicable, pursuant to this Article 41.2 prior to the date thereof), and (iv) after the payment, conversion or redemption in accordance with clause (i) has been consummated and all amounts pursuant to clauses (ii) and (iii) have been distributed, the Common Shareholders shall receive all remaining distributable amounts pro rata in accordance with the number of Common Shares held thereby.

(c)

Same form and nature of consideration; Dividends in-kind. Dividends pursuant to Articles 41.2(a) and 41.2(b) may be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company. In the case of any distribution of securities: (i) such securities that are publicly traded shall be valued at (A) the average of the last reported trade price of securities of such class on the 10 most recent trading days prior to the date as of which their value is to be determined, or (B) if such trade price is not readily available, the average of the closing “bid” price on the 10 most recent trading days prior to the date as of which their value is to be determined; and (ii) securities that are not publicly traded shall be valued shortly before the distribution according to their Fair Market Value. The Directors shall, in making distributions of cash and securities or more than one type of security under any applicable provision hereof, allocate such cash and/or assets (including securities) in equal proportions among the Members except to the extent necessary to avoid a Member receiving a security that it is prohibited from holding.

41.3	Withholding.

(a)

Authority to Withhold. The Company shall be authorized to withhold and pay over any withholding or other taxes payable by the Company as a result of any Member’s status as a Member hereunder or otherwise attributable to such Member (as determined by the Directors in its sole discretion). Any such payment withheld from a distribution to a Member shall be deemed for all purposes of these Articles as an advance against distributions to such Member under Article 41.2. Any distribution deemed made pursuant to the terms of this Article 41.3 shall be treated as actually made for purposes of applying Article 41.2 as of the time each such withholding is paid by the Company. Any such amounts paid by the Company to the relevant taxing authority.

(b)

AEOI. The Company may be required to comply with the provisions of AEOI. Each Member shall, in a timely and accurate manner, provide information regarding such Member and its beneficial owners as well as any forms or documentation reasonably requested from time to time by the Board to enable the Company to comply with any requirements and obligations imposed on it pursuant to AEOI, including forms and documentation which the Company may require to determine whether or not such Member’s relevant investment is a “Reportable Account” (under any AEOI regime) and to comply with the relevant due diligence procedures in making such determination. The Company is authorized to take any action and pursue all remedies at its disposal to cause an individual Member to bear any or all costs attributable such Member’s noncompliance with AEOI or the Board’s reasonable requests related to AEOI, and to hold back or deduct from any withdrawal or other proceeds due to any or all taxes, expenses or other costs attributable to such Member’s noncompliance with AEOI and borne by the Company.

(c)

Notice. The Directors shall use commercially reasonable efforts to provide prompt notice to a Member with respect to withholding or paying over taxes with respect to such Member. Neither the Company nor the Directors shall be liable for any excess taxes withheld in respect of any distribution to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate taxing authority.

41.4

Restricted Distributions. Notwithstanding any provision to the contrary contained in these Articles, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate the Statute or other applicable law.

41.5

No Interest on Clawback. If a Member is obligated pursuant to the Statute or other applicable law to return a distribution made to it where the Company is insolvent, such distribution shall be returned without application of any interest.

41.6

Reserves. The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

41.7	Unclaimed Dividends. Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such

Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company’s name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41.8

U.S. Tax Classification. For U.S. federal income tax purposes, the Company is intended to be classified as an association taxable as a corporation, and the Board shall not take any action inconsistent with such classification without the prior consent of the Members.

42	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company’s reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

43	Form of Payments; Setoff

Unless otherwise agreed by the Directors, all payments required to be made by any Member to the Company shall be made in immediately available funds denominated in United States dollars by certified bank check or by wire transfer to such account as may be designated from time to time by the Directors. In the sole discretion of the Directors, the Directors may apply all or any portion of any payment otherwise to be paid by the Company under these Articles to any Member to amounts owed by such Member to the Company pursuant to these Articles.

44	Books of Account

44.1

The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of six years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

44.2

The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

44.3

The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

45	Audit

45.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

45.2

Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

45.3

Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

46	Notices

46.1

Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or to his address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Any notice, if posted from one country to another, is to be sent by airmail.

46.2

Where a notice is sent by courier, service of notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or public holidays) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

46.3

A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under these Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

46.4

Notice of every general meeting shall be given in any manner authorised by these Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other Person shall be entitled to receive notices of general meetings.

47	Winding Up

47.1

The Company shall be wound up and subsequently dissolved the liquidator shall apply the assets of the Company in satisfaction of creditors’ claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up the of the Company assets shall be distributed, as realized, in the following order and priority:

(a)

to creditors of the Company, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment thereof or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distributions to Members under Article 41.1; and

(b)	to the Members in accordance with Article 41.1.

48	Indemnity and Insurance

48.1

Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an “Indemnified Person”) shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No Person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

48.2

The Company shall advance to each Indemnified Person reasonable attorneys’ fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

48.3

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such Person in respect of any negligence, default, breach of duty or breach of trust of which such Person may be guilty in relation to the Company.

49	Financial Year

The fiscal year of the Company shall be the calendar year. The Directors shall keep or cause to be kept complete and accurate books and records reflecting all activities of the Company for a period of six years following dissolution of the Company. The Members shall have the right to inspect such books and records to the extent provided in the Statute, these Articles and the Shareholders Agreement.

50	Transfer by Way of Communication

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

51	Inability to Determine Rates; Benchmark Replacement

51.1

Subject to Article 51.2, if, on or prior to the first day of a quarterly measurement period, the Company determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, then the Company will promptly so notify the Class C Shareholders. Upon notice thereof, any outstanding affected Class C Convertible Preference Shares and Class C-1 Convertible Preference Shares will be deemed to bear interest at Daily Simple SOFR at the end of the applicable quarterly measurement period.

51.2	Notwithstanding anything to the contrary herein:

(a)

If a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (i) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, these Articles and (ii) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Class C Shareholders without any amendment to, or further action or consent of any Class C Shareholder, these Articles so long as the Company has not received, by such time, written notice of objection to such Benchmark Replacement from the Required Class C Shareholders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(b)

In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Company will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent.

(c)

The Company will promptly notify the Class C Shareholders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. Any determination, decision or election that may be made by the Company pursuant to this Article 51, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any Class C Shareholder.

(d)	If no Term SOFR is available for a quarterly measurement period, the applicable Term SOFR Reference Rate shall be the Interpolated Term SOFR for such quarterly measurement period.